Ultra Petroleum Announces Increased Cash Flow, Earnings, and Record Production for the Three Months and Nine Months Ended September 30, 2010

HOUSTON, Nov. 4, 2010 /PRNewswire-FirstCall/ -- Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the three months and nine months ended September 30, 2010. Highlights for the quarter include:

  Operating cash flow(2) of $198.7 million for the quarter ended September 30, 2010, an increase of 15 percent from the same quarter a year ago
  Earnings of $91.9 million in the third quarter of 2010, or $0.60 per diluted share – adjusted(3), an increase of 7 percent from the prior year period
  Produced record volumes of 55.4 Bcfe in the third quarter of 2010, an increase of 21 percent from third quarter 2009
  Realized natural gas price increased 32 percent over the same period a year ago to $4.08 per Mcf, excluding realized gains on commodity hedges
  Superior returns in the third quarter of 2010 (adjusted): 71 percent cash flow margin(5), 33 percent net income margin(4), 42 percent annualized return on equity, and 17 percent annualized return on capital

“Ultra continued its consistency of delivering profitability and growth through the third quarter of 2010. This rare combination differentiates Ultra from its peers and results in a return on equity of 42 percent and 17 percent return on capital,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Third Quarter Results

Ultra Petroleum recorded strong operating cash flow(2) of $198.7 million for the quarter ended September 30, 2010, a 15 percent increase over the same period in 2009. For the third quarter of 2010, Ultra’s adjusted net income(3) was $91.9 million or $0.60 per diluted share, which compares to $85.8 million, or $0.57 per diluted share in the prior year period. Third quarter results included an unrealized, mark-to-market gain of $70.7 million, net of taxes, on the company’s commodity hedges.  Inclusive of this item, reported net income was $162.6 million, or $1.05 per diluted share for the third quarter of 2010, compared to a net loss of $8.3 million, or ($0.06) per diluted share for the same period a year ago. Investors rely on adjusted earnings as a better measure of financial performance because it excludes the volatility associated with unrealized commodity hedging gains and losses.

For the third quarter of 2010, production of natural gas and crude oil increased 21 percent to a record 55.4 billion cubic feet equivalent (Bcfe), which compares to production of 45.9 Bcfe during the third quarter of 2009. Ultra Petroleum’s third quarter 2010 production levels were the highest ever achieved by the company and represent 12 sequential quarters of production growth. The company’s production for the third quarter was comprised of 53.4 billion cubic feet (Bcf) of natural gas and 340.7 thousand barrels (MBbls) of condensate.

For the third quarter of 2010, Ultra’s average realized natural gas price increased 32 percent to $4.08 per Mcf from $3.09 per thousand cubic feet (Mcf) a year ago, excluding realized gains on commodity hedges. The company’s average realized natural gas price including realized gains on commodity hedges was $4.84 per Mcf during the third quarter 2010, a slight decrease compared to $5.13 per Mcf average realized price in the third quarter of 2009. The realized condensate price in the third quarter of 2010 was $66.00 per barrel (Bbl) in comparison to $57.47 per Bbl for the same period in 2009, an increase of 15 percent.

“Ultra’s superior returns and margins for the third quarter and year-to-date once again demonstrate that we are unique in the E&P sector. Our unhedged natural gas price during the quarter increased 32 percent from the third quarter 2009. Increased price realizations coupled with our low per unit costs result in sustainable margins. Our deep inventory of natural gas drilling locations is capable of sustaining our profitable margins throughout the price cycle,” stated Watford.

Nine Month Results

Operating cash flow(2) for the first nine months of 2010 was $565.8 million, an increase of 22 percent, as compared to $465.3 million for the nine months ended September 30, 2009. Adjusted earnings(3) for the nine month period ended September 30, 2010 increased 27 percent over the same period a year ago, registering $259.7 million or $1.68 per diluted share.

Natural gas and crude oil production for the nine month period ended September 30, 2010, increased 18 percent to 156.4 Bcfe compared to 132.5 Bcfe for the nine month period ended September 30, 2009. Production for the first nine months of 2010 was comprised of 150.4 Bcf of natural gas and 990.5 MBbls of condensate.

The average realized natural gas price during the nine month period ended September 30, 2010, was $4.49 per Mcf, excluding realized gains and losses on commodity hedges. This is an increase of 39 percent compared to $3.24 per Mcf during the nine months ended September 30, 2009. Including realized gains and losses on commodity hedges, the company’s average price for natural gas increased to $5.00 per Mcf as compared to $4.89 per Mcf for the same period a year ago. The realized condensate price was $67.69 per Bbl, an increase of 52 percent above the prior year period, as compared to $44.42 per Bbl during the nine month period ended September 30, 2009.

“We established new production records for both the quarter and the nine-month periods. Furthermore, cash flow and adjusted earnings for both periods increased when compared to year-ago levels,” stated Watford.

Capital Investment Program

Ultra Petroleum invested approximately $1,225.0 million, including net land acquisitions, during the nine months ended September 30, 2010, towards the 2010 capital investment program. As previously announced, the company’s total estimated capital investment program for 2010 is $1,450.0 million.

2010 Capital Investment Update ($ millions)
	Annual Budget	Year-to-Date Actual
Wyoming:
Drilling	$ 575	$ 440
Facilities	25	25
Sub Total	$ 600	$ 465
Pennsylvania:
Drilling	$ 375	$ 275
Facilities	65	35
Sub Total	$ 440	$ 310
Corporate
Other	$ 10	$ 20
Sub Total Capital Budget	$ 1,050	$ 795
Land Acquisitions	$ 400	$ 430
Total Capital Budget	$ 1,450	$ 1,225

“Today’s capital investments are directed toward creating long-term value. The consistency of that value creation is one of the keys to our financial success,” stated Watford.

Wyoming – Operational Highlights

Ultra Petroleum’s Pinedale developmental drilling program continues to reflect superior execution and consistent efficiency gains. For the third quarter 2010, Ultra participated in drilling to total depth (TD) 61 gross (33 net) Lance wells. During the nine months ended September 30, 2010, Ultra and its partners drilled to TD 179 gross (94 net) Lance wells.

Ultra’s skilled operations team continues to drive down the average drilling time in Pinedale. For the third quarter, Ultra averaged 14 days per well spud to TD, compared to an average of 18 days in the third quarter of 2009, a 22 percent improvement over the prior year period. Further emphasizing decreased drilling times, 79 percent of the wells drilled in the third quarter reached TD in 15 days or less, while 95 percent were drilled in less than 20 days. During the third quarter, Ultra established a new Pinedale record in drilling time by reaching 13,500 feet in 10.19 days. Ultra’s sustained efficiencies led to further well-cost reductions. Ultra’s completed well costs in Wyoming averaged $4.6 million for the third quarter of 2010, a reduction of 8 percent compared to $5.0 million for the third quarter 2009.

Improving Operational Efficiencies
	2007	2008	2009	Q3 2009	Q3 2010
Spud to TD (days)	35	24	20	18	14
Rig release to rig release (days)	48	32	24	23	17
% wells drilled < 20 days	2%	27%	73%	84%	95%
Well cost – pad ($MM)	$6.2	$5.5	$5.0	$5.0	$4.6

During the third quarter, Ultra and its partners brought on production 68 gross (37 net) wells, as compared to 66 gross (30 net) wells in the third quarter 2009. Ultra and its partners brought on production 195 gross (106 net) new Pinedale wells during the nine months ended September 30, 2010, as compared to 181 gross (86 net) wells for the nine month period ended September 30, 2009.

Ultra continues to evaluate the potential for 5-acre down spacing across the Pinedale field. Throughout 2010, Ultra conducted about 30 pilot wells with preliminary results validating the company’s resource assessment of the field. The 5-acre wells accessed previously untapped reserves that could in turn increase the net present value of the total resource base to Ultra and its shareholders.

Pennsylvania – Operational Highlights

Ultra Petroleum continued the assessment of its vast 470,000 gross acres in the Marcellus. During the third quarter 2010, Ultra and its partners drilled 20 gross (12 net) horizontal Marcellus wells across the broad acreage position in Pennsylvania. The company participated in drilling 79 gross (48 net) horizontal Marcellus wells during the nine months ended September 30, 2010 and conducted three microseismic surveys. Between Ultra and its partners, the wells drilled during the third quarter 2010 averaged 5,100 feet of lateral length. For the nine month period ended September 30, 2010, the average lateral length for all wells drilled was 4,500 feet.

During the nine months ended September 30, 2010, the company averaged 15.5 days rig release to rig release for the Ultra-operated wells. More recently, the company has drilled wells averaging ten days rig release to rig release, a 35 percent improvement.

Ultra and its partners initiated production from 23 gross (16 net) new horizontal wells during the third quarter, essentially doubling the number of Marcellus wells online at the end of the second quarter 2010. During the nine months ended September 30, 2010, Ultra and its partners initiated production from 44 gross (30 net) horizontal Marcellus wells.

Commodity Hedges

Ultra Petroleum continues to mitigate its natural gas price risks through the company’s attractive commodity price hedges. Ultra opportunistically hedges to underpin the favorable economics of its capital investments. This hedging strategy helps increase certainty around cash flow to improve Ultra’s ability to meet its anticipated capital investment program requirements.

The total volume of commodity hedges for 2011 is currently 133.2 Bcf at a weighted-average price of $5.83 per Mcf. For the fourth quarter of 2010, the company has 23.7 Bcf, about 40 percent, of estimated production hedged at a weighted-average realized price of $5.50 per Mcf.

As of today, Ultra Petroleum has the following hedge positions in place to mitigate its commodity price exposure:

	Q4 2010		2011
	Total	Average	Total	Average
	Volume	Price	Volume	Price
	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)

NW Rockies	20.9	$5.33	62.0*	$5.41
Northeast	2.8	$6.79	71.2*	$6.19
Total	23.7	$5.50	133.2	$5.83
* The total volume of 2011 hedges are equally divided across the four quarters

Natural Gas Marketing Update

“Future basis differentials continue to affirm the new trend that basis tightening is here to stay. Going forward, price spreads across the country should be relatively flat while we continue to experience price strength in the Rockies,” stated Watford.

The table below provides a historical, current, and future perspective on average basis differentials for Wyoming gas (NW Rockies) and premium markets in the Northeast (Dominion South). The basis differential is expressed as a percentage of Henry Hub.

Basis Differential as a Percentage (%) of Henry Hub
	NW Rockies	Dominion South
Historical Average Basis Differential (2006 – 2009)	71	105
Current Average Basis Differential (YTD 2010)	89	104
Balance 2010 Average Basis Differential	92	104
Future Average Basis Differential (2011 – 2012)	91	103

Production Guidance

Ultra Petroleum is reaffirming its annual natural gas and crude oil production guidance for 2010 of 213 to 216 Bcfe. Production for 2010 is an 18 to 20 percent increase over 2009’s record annual production of 180.1 Bcfe.

2010 Estimated Total Production (Bcfe)
1st Quarter(A)	48.5
2nd Quarter(A)	52.4
3rd Quarter(A)	55.4
4th Quarter(E)	56.7 – 59.7
Full-Year 2010(E)	213 – 216

Financial Strength

Ultra Petroleum maintains a robust, flexible balance sheet, exiting the quarter with $1.2 billion in unused debt capacity. Subsequent to quarter-end, 100 percent of the company’s outstanding debt was composed of long-term, fixed-rate debt with an average remaining term of approximately 9.6 years and a weighted-average coupon rate of 5.6 percent. As previously announced after quarter-end, Ultra Petroleum’s wholly-owned subsidiary, Ultra Resources, Inc., closed and funded a senior note offering with a group of seventeen institutional investors providing for the private placement of $525.0 million in Senior Unsecured Notes. Net proceeds from the offering were used to repay existing bank debt and for general corporate purposes. The Notes were issued in a series of tranches as described in the table below:

Amount	Term	Coupon Rate
$315.0 million	10 year term due in 2020	4.51%
$ 35.0 million	12 year term due in 2022	4.66%
$175.0 million	15 year term due in 2025	4.91%
$525.0 million

“The positive response from the debt market is reflected in the terms and duration of the senior notes and affirms the low-risk, long-life nature of Ultra’s oil and gas portfolio,” stated Watford.

Price Realizations and Differentials Guidance

The following table presents the company’s expected expenses per Mcfe in the fourth quarter of 2010 assuming a $3.58 per mmbtu Henry Hub natural gas price and a $82.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q4 2010
Lease operating expenses	$ 0.22 – 0.24
Production taxes	$ 0.34 – 0.36
Gathering fees	$ 0.24 – 0.26
Transportation charges	$ 0.29 – 0.31
Depletion and depreciation	$ 1.11 – 1.13
General and administrative – total	$ 0.12 – 0.13
Interest and debt expense	$ 0.25 – 0.27
Total costs per Mcfe	$ 2.57 – 2.70

Income Tax Guidance

For the year, Ultra projects a 35.5 percent effective tax rate (based on adjusted net income(3)) with approximately 4 to 5 percent of that amount expected to be currently payable.

Conference Call Webcast Scheduled for November 4, 2010

Ultra Petroleum’s third quarter 2010 conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, November 4, 2010. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum’s website through February 16, 2011.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's
	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2010	2009	2010	2009
Volumes
Natural gas (Mcf)	150,409,916	126,533,349	53,393,476	43,851,036
Oil liquids (Bbls)	990,482	990,728	340,689	341,485
Mcfe - Total	156,352,808	132,477,717	55,437,610	45,899,946

Revenues
Natural gas sales	674,845	409,446	217,890	135,538
Oil sales	$67,041	$44,012	$22,484	$19,626
Total operating revenues	741,886	453,458	240,374	155,164

Expenses
Lease operating expenses	32,708	30,128	10,850	9,741
Production taxes	74,084	45,309	23,191	15,220
Gathering fees	37,069	33,753	12,616	11,389
Total lease operating costs	143,861	109,190	46,657	36,350

Transportation charges	48,628	42,824	16,201	16,284
Depletion and depreciation	167,795	152,002	59,674	46,367
Write-down of proved oil and gas properties	-	1,037,000	-	-
General and administrative	9,342	7,731	2,972	2,325
Stock compensation	9,122	7,623	2,985	2,805
Total operating expenses	378,748	1,356,370	128,489	104,131

Other income (expense), net	185	(2,925)	12	193
Litigation expense	(9,902)	-	-	-
Interest and debt expense	(34,538)	(26,938)	(11,382)	(9,744)
Realized gain on commodity derivatives	77,568	209,180	40,583	89,620
Unrealized gain (loss) on commodity derivatives	268,535	(118,879)	109,603	(145,048)
Income (loss) before income taxes	664,986	(842,474)	250,701	(13,946)

Income tax provision - current	7,541	7,695	5,039	7,672
Income tax provision (benefit) - deferred	230,936	(303,724)	83,020	(13,288)

Net income (loss)	$426,509	$(546,445)	$162,642	$(8,330)

Impairment of proved oil and gas properties, net of tax	$-	$673,013	$-	$-
Litigation expense, net of tax	6,387	-	-	-
Unrealized (gain) loss on commodity derivatives, net of tax	(173,205)	77,152	(70,694)	94,136
Adjusted net income (3)	$259,691	$203,720	$91,948	$85,806

Operating cash flows (2)	$565,827	$465,335	$198,717	$172,600
(see non-GAAP reconciliation) (2)

Weighted average shares – basic	152,286	151,337	152,479	151,441
Weighted average shares – diluted (1)	154,241	151,337	154,192	151,441

Earnings per share
Net income - basic	$2.80	($3.61)	$1.07	($0.06)
Net income - fully diluted	$2.77	($3.61)	$1.05	($0.06)

Adjusted earnings per share
Adjusted net income - basic (3)	$1.71	$1.35	$0.60	$0.57
Adjusted net income - fully diluted (3)	$1.68	$1.35	$0.60	$0.57

Realized Prices
Oil liquids (Bbls)	$67.69	$44.42	$66.00	$57.47
Natural gas (Mcf), including realized gain on commodity derivatives	$5.00	$4.89	$4.84	$5.13
Natural gas (Mcf), excluding realized gain on commodity derivatives	$4.49	$3.24	$4.08	$3.09

Costs Per Mcfe
Lease operating expenses	$0.21	$0.23	$0.20	$0.21
Production taxes	$0.47	$0.34	$0.42	$0.33
Gathering fees	$0.24	$0.25	$0.23	$0.25
Transportation charges	$0.31	$0.32	$0.29	$0.35
Depletion and depreciation	$1.07	$1.15	$1.08	$1.01
General and administrative - total	$0.12	$0.12	$0.11	$0.11
Interest and debt expense	$0.22	$0.20	$0.21	$0.21
	$2.64	$2.61	$2.52	$2.48

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin (4)	32%	31%	33%	35%
Adjusted Operating Cash Flow Margin (5)	69%	70%	71%	71%

Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	September 30,	December 31,
	2010	2009
	(Unaudited)
Cash and cash equivalents	$7,218	$14,254
Long-term debt
Bank indebtedness	291,000	260,000
Senior notes	1,035,000	535,000
	$1,326,000	$795,000

Reconciliation of Cash Flow and Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.  These statements are unaudited and subject to adjustment.

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$604,144	$420,769	$231,962	$180,369
Net changes in operating assets and liabilities and other non-cash items*	(38,317)	44,566	(33,245)	(7,769)
Net cash provided by operating activities before changes in operating assets and liabilities	$565,827	$465,335	$198,717	$172,600

(1) For the nine months and quarter ended September 30, 2009, fully diluted shares excludes 2.8 million and 2.9 million, respectively, potentially dilutive instruments that were anti-dilutive due to the net loss for the respective period.

We report our financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

(2) Operating cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(3) Adjusted net income is defined as net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods. Management presents this measure because (i) it is consistent with the manner in which the Company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives. Management presents this measure because (i) it is consistent with the manner in which the Company's performance is measured relative to the performance of its peers, and (ii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flows divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives. Management presents this measure because (i) it is consistent with the manner in which the Company's performance is measured relative to the performance of its peers, and (ii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

* Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL".  The company had 152,481,063 shares outstanding on October 31, 2010.

This release can be found at http://www.ultrapetroleum.com

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in our filings with the SEC, particularly in the section entitled "Risk Factors" included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Additional financial information is available in the company's report on Form 10-Q for the quarter ended September 30, 2010.

CONTACT:  Kelly L. Whitley , Manager Investor Relations, +1-281-876-0120, ext. 302, or Julie E. Danvers, Investor Relations Analyst, +1-281-876-0120, ext. 304, both of Ultra Petroleum Corp., info@ultrapetroleum.com